UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2023

Eterna Therapeutics Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1035 Cambridge Street, Suite 18A
Cambridge, MA	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 582-1199

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.005 per share	ERNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Directors

On July 6, 2023 Nicholas Singer and Charles Cherington resigned from the Board of Directors (the “Board”) of Eterna Therapeutics Inc., a Delaware corporation (the “Company”). Messrs. Singer’s and Cherington’s resignations were not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Brant C. Binder and Richard W. Wagner to the Board

On July 6, 2023, the Board appointed Mr. Brant C. Binder and Dr. Richard W. Wagner as directors, with effect immediately following the effectiveness of the resignations of Messrs. Singer and Cherington, to fill the vacancies on the Board created thereby. Each of Mr. Binder and Dr. Wagner will serve as a member of the Board until the Company’s 2024 Annual Meeting of Stockholders and until his successor is duly elected or appointed and qualified or his earlier death, resignation or removal.

Mr. Binder, 56 years old, serves as the President and co-founder of Bonito Biosciences, Inc. From May 2019 to April 2021, Mr. Binder co-founded and served as President of ZebiAI Therapeutics, Inc. Previously, from June 2015 to December 2016, Mr. Binder served as a consultant for Juno Therapeutics Inc. From June 2013 to April 2021, Mr. Binder was Chief Executive Officer and co-founder of Psy Therapeutics, Inc., a company that discovers and develops novel medicines to improve the lives of people affected by central nervous system disorders. Mr. Binder served as Chief Executive Officer and President of X-BODY Biosciences., a privately held biotechnology company, from December 2008 until its acquisition by Juno Therapeutics Inc. in June 2015. From September 2009 to September 2014, Mr. Binder served as director and co-founder of X-Chem, Inc. Previously, from 2001 to 2011, Mr. Binder served as Chief Executive Officer and co-founder of SRU Biosystems, a life science company that developed novel optical technologies for rapidly analyzing the interactions of cells, proteins, genomic, peptide, antibody, or small molecule compound libraries against a wide range of biochemical targets. From 1996 to 2000, Mr. Binder served as Vice-President, Private Equity and Emerging Markets, Venture Capital, for TCW Group (formerly known as Trust Company of the West), an institutional asset management firm. Mr. Binder also served as Vice-President, Fixed Income Derivative/Exotic Options at Bankers Trust from 1989 to 1994.

Dr. Wagner, 62 years old, serves as the Chief Executive Officer of Bonito Biosciences, Inc., an oligonucleotide drug discovery company that Dr. Wagner co-founded in June 2022. From May 2019 to April 2021, Dr. Wagner co-founded and was the Chief Executive Officer of ZebiAI Therapeutics, Inc., a drug discovery company working with Google to utilize machine learning to discover novel small molecule drugs, which was sold to Relay Therapeutics (NASDAQ: RLAY). From January 2016 to December 2020, Dr. Wagner was the founder and Chief Executive Officer of X-Rx, Inc., a clinical stage biotechnology company that discovered and developed small molecule medicines in inflammation, fibrosis, and oncology.  X-Rx, Inc. was a spin-off of X-Chem, Inc., a leader in DNA-encoded library technology and drug discovery, also founded and led by Dr. Wagner as Chief Executive Officer in February 2009 and sold to GHO Capital in June 2020.  From July 2008 to June 2015, Dr. Wagner co-founded and was Executive Chairman of X-BODY, Inc., an antibody discovery company that was sold to Juno Therapeutics Inc. for CAR-T cell applications.

There are no arrangements or understandings between either of Mr. Binder and Dr. Wagner and any other person pursuant to which either of Mr. Binder and Dr. Wagner was appointed as a director of the Company. The Board has determined that each of Mr. Binder and Dr. Wagner is independent under the applicable rules of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market and that Mr. Binder qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K.

There are no family relationships between either of Mr. Binder and Dr. Wagner and any of the Company’s existing directors or executive officers.  Since the beginning of Company’s last fiscal year, the Company has not engaged in any transaction, or any currently proposed transaction, in which any of Mr. Binder and Dr. Wagner had or will have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Binder and Dr. Wagner will participate in the standard non-employee director compensation arrangements described under the heading “Director Compensation” contained in the Company’s Definitive Proxy Statement on Schedule 14A filed with SEC on May 5, 2023.

Committee Assignments

The Board appointed each of Mr. Binder and Dr. Wagner to serve as a member of the (i) Audit Committee, (ii) Compensation Committee and (iii) Nominating and Corporate Governance Committee, following which the entirety of each of the foregoing committees comprises Mr. Binder, Dr. Wagner and William Wexler, all of whom are independent under applicable SEC rules and the rules of the Nasdaq Stock Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eterna Therapeutics Inc.

Dated: July 11, 2023	By:	/s/ Matthew Angel
Chief Executive Officer and President